Exhibit 99.1

Absci Reports Business Updates and Second Quarter 2024 Financial and Operating Results
Released results from non-human primate studies for ABS-101, demonstrating 2-3x extended half-life as compared to antibodies in clinical development
Entered into collaboration with Memorial Sloan Kettering Cancer Center to co-develop up to six novel oncology therapeutics
VANCOUVER, Wash. and NEW YORK, August 14, 2024 – Absci Corporation (Nasdaq: ABSI), a data-first generative AI drug creation company, today reported financial and operating results for the quarter ended June 30, 2024.
"Our recent achievements demonstrate solid execution across all aspects of our business, as we continue to progress internal and partnered programs according to plan," said Sean McClain, Founder and CEO. "The new results we are sharing today for ABS-101 represent an important step forward, as we continue to advance this potential best-in-class program toward the clinic. And on the partnership front, we are proud to be adding a world-renowned collaborator in Memorial Sloan Kettering to our list of partners, and look forward to working with them on these innovative new oncology programs."
Recent Highlights
•Released results from non-human primate studies for ABS-101 (anti-TL1A antibody), demonstrating 2-3x extended half-life as compared to antibodies in clinical development, and further supporting this program's potential best-in-class profile.
•Additional CMC studies verify the ability to formulate ABS-101 at a high concentration of 200 mg/mL, which supports further development of a subcutaneous formulation.
•Entered into collaboration with Memorial Sloan Kettering Cancer Center (MSK), a leading cancer treatment and research center, to discover and develop novel therapeutics using generative AI for up to six programs. Under the terms of the collaboration, Absci and MSK’s world-renowned cancer research teams will co-develop therapeutics using Absci’s Integrated Drug Creation™ platform.

Exhibit 99.1
Internal Pipeline Updates, Anticipated Program Progress, and 2024 Outlook
•ABS-101 (potential best-in-class anti-TL1A antibody): Absci continues to advance ABS-101 through IND-enabling studies. Today, the company released results from non-human primate studies for this program, demonstrating 2-3x extended half-life as compared to antibodies in clinical development. ABS-101 is also observed to have an increased biodistribution in non-human primates, as compared to anti-TL1A antibodies in clinical development. This could potentially lead to a therapeutic benefit as steady state levels and tissue penetration could be achieved faster, potentially without the need for a loading dose. Additionally, CMC studies verify the ability to formulate ABS-101 at a high concentration of 200 mg/mL, which supports further development of a subcutaneous formulation. Absci continues to expect to initiate Phase 1 clinical studies for ABS-101 in early 2025, with an interim data readout expected in the second half of 2025.
•ABS-201 (potential best-in-class antibody for undisclosed dermatology target): ABS-201 is designed for an undisclosed dermatological indication with significant unmet need, where the efficacy of the pharmacological standard of care is not satisfactory. Absci anticipates selecting a development candidate for this program in the second half of 2024.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci anticipates completion of mode-of-action validation studies for this program in the second half of 2024.
•Additional Internal Pipeline Programs: In addition to further development of ABS-101, ABS-201, and ABS-301, Absci expects to advance at least one additional internal asset program to a lead stage in 2024.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships, and continues to anticipate signing drug creation partnerships with at least four Partners in 2024, including one or more multi-program partnerships.
Absci continues to expect a gross use of cash, cash equivalents, and short-term investments of approximately $80 million for the fiscal year ending December 31, 2024. This amount includes the expected costs associated with completing the IND-enabling studies for ABS-101 with a third-party contract research organization.
Absci continues to focus its investments and operations on advancing its internal pipeline of programs, alongside current and future partnered programs, while achieving ongoing platform improvements and operational efficiencies. Based on the company's current plans, Absci believes its existing cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the first half of 2027.

Exhibit 99.1
Second Quarter 2024 Financial Results
Revenue was $1.3 million for the three months ended June 30, 2024 compared to $3.4 million for the three months ended June 30, 2023. This decrease was driven by mix of partnered and internal programs, and related progress.
Research and development expenses were $15.3 million for the three months ended June 30, 2024 compared to $12.1 million for the three months ended June 30, 2023. This increase was primarily driven by increased lab operations, including direct costs associated with IND-enabling studies for ABS-101, and an increase in stock compensation expense.
Selling, general, and administrative expenses were $9.3 million for the three months ended June 30, 2024 compared to $9.4 million for the three months ended June 30, 2023. This decrease was due to lower personnel costs and continued reductions in administrative costs, offset by an increase in stock compensation expense.
Net loss was $24.8 million for the three months ended June 30, 2024, as compared to $41.7 million for the three months ended June 30, 2023. During the second quarter of 2023, the Company recorded a non-cash goodwill impairment charge of $21.3 million within operating expenses, as reflected in the prior year net loss amount.
Cash, cash equivalents, and short-term investments as of June 30, 2024 were $145.2 million, compared to $161.5 million as of March 31, 2024.
Webcast Information
Absci will host a conference call to discuss its second quarter 2024 business updates and financial and operating results on Wednesday, August 14, 2024 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is a data-first generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed candidates to wet lab-validated candidates in as little as six weeks. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), X (Twitter) (@Abscibio), and YouTube.

Exhibit 99.1
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations related to business operations, financial performance, and results of operations, our expectations and guidance related to the success of our partnerships, the gross use of cash, cash equivalents, and short-term investments, our projected cash usage, needs, and runway, our expectations regarding the signing and number of additional partners and number of programs included in such partnerships, our technology development efforts and the application of those efforts, including for generalizing our platform, accelerating drug development timelines, improving the economics of drug discovery by lowering costs, and increasing the probability of success for drug development, our ability to execute with our partners to create differentiated antibody therapeutic candidates in an efficient manner, create a successful development strategy related to such candidates and design and develop differentiated therapeutics to treat disease with unmet need, our ability to market our platform technologies to potential partners, and our internal asset programs, including our clinical development strategy, the progress and timing for various stages of development including candidate selection, IND enabling studies, initiating clinical trials and the generation and disclosure of data related to these programs, the translation of preclinical results and data into product candidates, and the significance of preclinical results, including in comparison to competitor molecules and in leading to differentiated clinical efficacy or product profiles, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to obtaining and maintaining necessary approvals from the FDA and other regulatory authorities, replicating in clinical trials positive results observed in preclinical studies, our dependence on third parties to support our internal asset programs, including for the manufacture and supply of preclinical and clinical supplies of our product candidates or components thereof, our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners, our existing and potential partners’ ability and willingness to pursue the development and commercialization of programs or product

Exhibit 99.1
candidates under the terms of our partnership agreements, and overall market conditions and regulatory developments that may affect our and our partners’ activities under these agreements, along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except for share and per share data)	2024	2023	2024	2023
Revenues
Technology development revenue	$1,270	$3,367	$2,168	$4,636
Total revenues	1,270	3,367	2,168	4,636
Operating expenses
Research and development	15,261	12,112	27,497	24,769
Selling, general and administrative	9,346	9,410	18,090	19,003
Depreciation and amortization	3,384	3,498	6,800	7,002
Goodwill impairment	—	21,335	—	21,335
Total operating expenses	27,991	46,355	52,387	72,109
Operating loss	(26,721)	(42,988)	(50,219)	(67,473)
Other income (expense)
Interest expense	(150)	(256)	(326)	(577)
Other income, net	2,121	1,583	3,832	3,041
Total other income, net	1,971	1,327	3,506	2,464
Loss before income taxes	(24,750)	(41,661)	(46,713)	(65,009)
Income tax expense	—	(11)	(12)	(18)
Net loss	$(24,750)	$(41,672)	$(46,725)	$(65,027)

Net loss per share: Basic and diluted	$(0.22)	$(0.45)	$(0.44)	$(0.71)

Weighted-average common shares outstanding: Basic and diluted	112,934,086	91,827,780	106,163,709	91,654,578

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except for share and per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$42,936	$72,362
Restricted cash	16,508	16,193
Short-term investments	102,310	25,297
Receivables under development arrangements, net	44	2,189
Prepaid expenses and other current assets	3,388	4,537
Total current assets	165,186	120,578
Operating lease right-of-use assets	4,475	4,490
Property and equipment, net	36,546	41,328
Intangibles, net	46,568	48,253
Restricted cash, long-term	1,141	1,112
Other long-term assets	1,613	1,537
TOTAL ASSETS	$255,529	$217,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,694	$1,503
Accrued expenses	16,853	19,303
Long-term debt	3,124	3,258
Operating lease obligations	1,606	1,679
Financing lease obligations	218	641
Deferred revenue	1,972	3,174
Total current liabilities	25,467	29,558
Long-term debt, net of current portion	3,121	4,660
Operating lease obligations, net of current portion	5,257	5,643
Finance lease obligations, net of current portion	6	76
Deferred tax liability, net	175	186
Deferred revenue, long-term	—	966
Other long-term liabilities	15	33
TOTAL LIABILITIES	34,041	41,122

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	11	9
Additional paid-in capital	674,811	582,699
Accumulated deficit	(453,220)	(406,495)
Accumulated other comprehensive loss	(114)	(37)
TOTAL STOCKHOLDERS' EQUITY	221,488	176,176
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$255,529	$217,298